Exhibit 28 (d)(7)
INVESTMENT SUB-ADVISORY AGREEMENT
(SECURIAN FUNDS TRUST)
THIS AGREEMENT, made as of November 20, 2017, by and between Advantus Capital Management, Inc., a Minnesota corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Adviser”) and Wellington Management Company LLP, a Delaware limited liability partnership registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”).
WHEREAS, the Adviser is the Investment Adviser to Securian Funds Trust, (the “Trust”), each of whose series or funds operates as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio selection and related research and statistical services in connection with the Adviser’s investment advisory activities on behalf of the Trust’s SFT Wellington Core Equity Fund (hereinafter the “Fund”), and the Sub-Adviser desires to furnish such services to the Adviser; and
NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:
1. APPOINTMENT OF SUB-ADVISER
In accordance with and subject to the Investment Advisory Agreement between the Trust and the Adviser, the Adviser hereby appoints the Sub-Adviser to perform discretionary investment management services described herein for the investment and reinvestment of the Fund, subject to the control and direction of the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation described herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized herein, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser. Sub-Adviser may engage any of its affiliates to assist it with providing its services under this Agreement (including affiliates outside of the United States), provided that such affiliates perform their duties in accordance with the terms of this Agreement and that Sub-Adviser will remain responsible for the performance of its obligations under the Agreement.
2. OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY SUB-ADVISER
Subject always to the direction and control of the Trustees of the Trust, the Sub-Adviser will manage the investments and determine the composition of the assets of the Fund in accordance with the Fund’s investment objective, investment policies and limitations set forth in the Trust’s registration statement, as amended, or as subsequently amended in writing. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Adviser will:
(a) Investment Plan
(i)	obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund or are under consideration for inclusion therein;
(ii)	formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies for such Fund as set forth in the Trust’s registration statement, as amended;

(iii)	take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities and other instruments, including the placing of orders for such purchases and sales, entering into derivative transactions (if applicable) and by managing all cash in the Fund;
(iv)	if applicable, purchase, sell, exchange or convert foreign currency in the spot or forward markets in connection with portfolio trades as agent, at the market rate, as determined by the Sub-Adviser in its sole discretion. Conversion of currencies into and out of the base currency of the Fund in markets where the Sub-Adviser has determined that country-specific regulations, market practice, or operational risk considerations call for the Adviser’s custodian to execute FX (often referred to as “restricted market” FX) and, unless agreed otherwise by the Sub-Adviser, generally income repatriation transactions will be the responsibility of the Fund’s custodian (the “Custodian”), not of the Sub-adviser. To the extent that the Fund’s custodian performs such transactions, the Sub-Adviser shall not have the ability to control such transactions and will be limited in its ability to assess the quality of such transactions. In addition, whether a market is considered to be restricted will depend on a number of factors, including, but not limited to, country specific statutory documentation requirements, country specific structural risks and convertibility issues. Accordingly, the Sub-Adviser shall be entitled to consult with third parties, including, but not limited to, broker-dealers and custodians, and rely upon such information in making a good faith determination on whether a market is considered restricted.
(v)	if applicable, manage required collateral levels in connection with the investment and reinvestment of the assets of the Funds. If applicable, the Sub-Adviser will provide instructions to the Custodian to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, Cusip, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Fund) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. If applicable, the Sub-Adviser will provide reports with respect to its collateral management activities as reasonably requested by the Adviser;
(vi)	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs;
(vii)	provide reasonable assistance to the Fund and/or its delegates with regard to the assessment of the fair value of securities held by the Fund for which market quotations are not readily available or which may be identified for review from time to time by either the Trust or the Sub-Adviser; and
(viii)	review portions of the Trust’s registration statement applicable to Sub-adviser on an annual basis upon request and provide proposed revisions to Adviser.
(b) Investment Objectives, Policies, Practices and Restrictions
In managing the investments of and determining the composition of the assets of the Fund and in performing its other services and obligations hereunder, the Sub-Adviser shall: (i) be subject to the applicable provisions of the Agreement and Declaration of Trust, the Bylaws, the Registration Statement, the current Prospectus and Statement of Additional Information as provided to the Sub-Adviser; (ii) comply with the investment objectives, policies and restrictions of the Fund as set forth in the registration statement of the Fund, as from time to time amended or supplemented as provided to the Sub-Adviser; (iii) comply with all policies, guidelines, instructions and procedures approved by the Board or the Adviser with respect to the Fund and furnished to the Sub-Adviser; (iv) comply with all applicable requirements of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), the Investment Company Act and the rules and regulations under each thereof, as the same may be amended from time to time; (v) cause the Fund to comply with (a) the diversification requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the

“Code”), for qualification as a regulated investment company (if and for so long as the Fund seeks to qualify as a regulated investment company under the Code) and (b) the diversification requirements under Subchapter L, including the requirements of Regulation 1.817-5, of the Code; and (vi) comply with all other applicable law, rules and regulations. In addition, the Sub-Adviser shall maintain compliance procedures for its management of the Fund that the Sub-Adviser reasonably believes are adequate to ensure its and the Fund’s compliance with the foregoing.
In no event shall Sub-Adviser cause the Fund to enter into derivative transactions that would cause the Fund to exceed the de minimus test for commodity pool operator registration set forth in CFTC Regulation 4.5.
(c) Cash Management and Short-Term Investment Funds
The Adviser shall arrange with the Custodian to have at least one Short-Term Investment Fund (“STIF”) available to be used as a sweep vehicle for the short-term investment of cash for the Fund. The Sub-Adviser agrees to use this STIF for the short-term investment of cash, subject to the limitations on investments in shares of other investment companies set forth in the 1940 Act.
(d) Electronic Delivery of Daily Trade File and Daily Holdings
(i)	In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall deliver to the Fund’s Accountant (“State Street”), by no later than 11 p.m. Central Time on each trading day, a trade file with respect to securities and other instruments purchased or sold on such trading day, if any, using a secure electronic system established by State Street. Financial futures contracts will not be utilized by the Sub-Adviser, even if allowed by the Fund’s prospectus and statement of additional information, unless permission is received from Adviser and a method of communicating trades to Adviser and to State Street is developed and agreed to by Adviser and Sub-Adviser. Using a method agreed upon between by Adviser and Sub-Adviser, Sub-Adviser will deliver to Adviser by no later than noon Central Time on trade date plus one, a complete list of investments held by the Fund on a daily basis. Sub-Adviser agrees to reconcile these holdings with the Custodian on a monthly basis.
(ii)	Revisions to or cancellations of trades must be provided by Sub-Adviser to State Street using a secure electronic system established by State Street by no later than 2:00 p.m. Central Time on trade date plus one. If a revision or cancellation is made after this deadline, Sub-Adviser will promptly notify State Street.
(e) Investment in New Securities
Sub-Adviser shall provide reasonable assistance to the Adviser and the Fund’s Custodian and account, upon request, to enable the proper set up of new securities purchased by the Fund on the date of the trade, unless such assistance is prohibited by circumstances such as, but not limited to, contractual obligations to data vendors.
(f) Trade Affirmation and Settlement
(i)	The Sub-Adviser shall affirm and direct the Custodian to settle each trade made by the Sub-Adviser on behalf of the Fund and shall advise brokers to list Adviser as an Interested Party on all Depository Trust Company (“DTC”) confirms, supplying Adviser’s DTC number as 71567. Sub-Adviser shall use its best efforts to affirm all trades TIMELY on trade date plus one.
(ii)	With respect to portfolio securities to be purchased or sold through DTC, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Fund. For non-DTC eligible trades, Sub-Adviser will use reasonable efforts to provide confirmation to the Custodian by no later than 11:00 a.m. Central Time on trade date plus one.

(iii)	Sub-Adviser will work directly with Custodian and/or any applicable broker to resolve any trade-related issues (including, but not limited to re-registration of physical certificates, denominational breakdowns, exchanges, etc.).
(iv)	Sub-Adviser agrees to monitor any failing trades and to use reasonable efforts to work to resolve these issues.
(g) Corporate and Class Actions
(i)	Sub-Adviser has the obligation to determine the Fund’s participation in voluntary corporate actions and will work with appropriate parties to facilitate voluntary corporate action processing.
(ii)	Sub-Adviser will not compile or file claims or take any related actions on behalf of the Adviser or the Fund in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the Account. Sub-Adviser shall provide factual information in its possession as the Adviser may reasonably request.
(h) Proxy Voting
Sub-Adviser is responsible for voting all proxies on behalf of the securities held by the Fund in accordance with its proxy voting policies, as amended from time to time, and procedures as adopted by the Trust. The Advisor authorizes Sub-Adviser to instruct the Custodian to forward promptly to Sub-Adviser only copies of all proxies and shareholder communications relating to proxy votes involving securities held in the Account (other than materials relating to legal proceedings.) The Advisor agrees that Sub-Advisor will not be responsible or liable for failing to vote any proxies where it has not received the proxies or related shareholder communications in a timely manner. Sub-Adviser shall consult with Adviser as reasonably requested by Adviser on proxy voting matters.
(i) Securities Lending
The Adviser may at some point during the existence of this Agreement enter into a securities lending agreement with the Custodian or another party to have the securities of the Fund placed on loan for a fee. If the Adviser does enter into such agreement, the Adviser will notify the Sub-Adviser of such agreement.
(j) Commission Recapture
Sub-Adviser understands that Adviser may, on occasion, enter into agreements for commission recapture with certain brokers. Sub-Adviser agrees to follow Adviser’s direction regarding commission recapture on a best efforts basis and subject to best execution and applicable laws and regulations.
(k) Broker Selection
The Sub-Adviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Fund, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments in accordance with the Sub-Adviser’s Policy and Procedures on Order Execution as amended from time to time. The Sub-Adviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. Sub-Adviser will act in good faith and with reasonable skill and care in the selection, use and monitoring of Brokers and shall seek “best execution” of the Fund’s trades, considering all relevant circumstances. Subject to the foregoing, the Sub-Adviser is directed at all times to seek to execute transactions for the Fund in accordance with the Sub-Advisers trading policies, as disclosed by the Sub-Adviser to the Fund from time to time, Notwithstanding the foregoing, the Sub-Adviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Sub-Adviser determines that the higher commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Sub-Adviser’s overall responsibilities with respect to accounts managed by the Sub-Adviser. The Sub-Adviser may use for the benefit of the Sub-Adviser’s other clients, or make available to companies affiliated with the Sub-Adviser or to its directors for the benefit of its clients, any such brokerage and research services that the Sub-Adviser obtains from brokers or dealers.
The Sub-Adviser agrees to monitor any failing trades and work proactively to resolve these issues. Sub-Adviser agrees to reimburse the Fund for any overdraft interest incurred as a result of a failing trade if (a) due to the fault of the Sub-Adviser; or (b) where Sub-Adviser has failed to use commercially reasonable efforts to seek reimbursement from third parties.
(l) Books and Records
The Sub-Adviser will maintain all accounts, books and records with respect to the Fund as are required of an investment sub-adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Investment Advisers Act, and the rules thereunder. All records pertaining to the Sub-Adviser’s management of the Fund shall be the property of the Trust and shall be available for inspection and use, upon reasonable notice and during normal business hours, by the Securities and Exchange Commission, state regulators, Adviser, or any person retained by the Trust. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.
(m) Investment Activity and Portfolio Composition Reporting
The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably request.
(n) Aggregation of Trades and Trade Allocations
On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Sub-Adviser, to the extent permitted by applicable law and as provided in its policies and procedures and as described in the Sub-Adviser’s Form ADV Part 2A, may, but is not required to, aggregate the securities to be so sold or purchased in order to seek to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser also may purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers. In addition, subject to applicable laws. rules and regulation, Sub-Adviser may, but shall be under no obligation to, execute purchases and sales of the same securities or other instruments on behalf of the Adviser directly with other clients of Sub-Adviser as set forth in Sub-Adviser’s Policy and Procedures on Order Execution as amended from time to time. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.
(o) Code of Ethics
The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 204A-1 under the Investment Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto, with evidence of adoption, shall be delivered to the Trustees of the Trust. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the

Sub-Adviser shall certify to the Adviser that, during the previous year, there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser under the code of ethics and all other records relevant to the Sub-Adviser’s code of ethics.
3. DUTIES OF ADVISER
(a)	The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to its advisory agreement with the Trust other than those delegated to the Sub-Adviser and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.
(b)	The Adviser agrees to provide or complete, as the case may be, the following prior to the commencement of the Sub-Adviser’s investment advisory services as specified under this Agreement.
(i)	A list of first tier affiliates and second tier affiliates (i.e. affiliates of affiliates) of the Fund; and
(ii)	A copy of the current applicable compliance procedures for each Fund that are applicable to the sub-advisory services provided to the Fund.
4. COMPLIANCE WITH COMMODITY EXCHANGE ACT REGULATIONS
(a)	The Adviser hereby represents and warrants to the Sub-Adviser that:
(i)	as of the date of this Agreement, either the Adviser or the Trust (in such capacity, the “CPO”), with respect to the Fund, is excluded from the definition of commodity pool operator pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 and the CPO, on behalf of the Fund, will file the notice if required by CFTC Regulation 4.5(c), shall refile such notice annually if required and shall otherwise operate the fund so that it remains eligible to rely on the exemption provided under Regulation 4.5;
(ii)	as of the date of this Agreement, the Adviser is exempt from registration as a commodity trading advisor with respect to the Fund under CFTC Regulation 4.14(a)(5) or CFTC Regulation 4.14(a)(8), will file notice if required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually if required; and
(iii)	as of the date of this Agreement, the Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”).
(b)	The Sub-Adviser hereby represents and warrants to the Adviser that:
(i)	as of the date of this Agreement, assuming the accuracy of the representations of the Adviser in clause (a) above, the Sub-Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to the Fund, will file the notice if required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually if required; and
(ii)	Sub-Adviser will cause the Fund to comply with at least one of the trading restrictions in CFTC Regulation 4.5(c)(2)(iii) unless otherwise agreed with the Adviser in writing.
(c)	The Adviser and the Sub-Adviser each further agrees:
(i)	Adviser and Sub-Adviser shall each comply with all requirements of the CEA and then-current CFTC regulations that apply to Adviser and Sub-Adviser, respectively, with respect to the Fund; and

(ii)	Sub-Adviser shall provide reasonable cooperation to the Adviser and Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC regulations.
5. PAY TO PLAY
The Adviser represents that it relies on the relief provided by the SEC No-Action Letter to the Investment Company Institute, dated September 12, 2011 regarding maintaining a list of “government entities” as required under Rule 204.2(a)(18)(i)(B) of the Investment Advisers Act. The Fund is a Covered Investment Pool as defined in Rule 206(4)-5 of the Investment Advisers Act in which Government Entities, as further defined in the Rule, are invested or may invest from time to time. Upon request, the Adviser will provide the Sub-Adviser with a list of such Government Entities invested in the Fund on a quarterly basis. Sub-Adviser shall treat such list as confidential and shall use the information solely for the purpose of complying with its obligations under 206(4)-5 and shall disclose them only to personnel of the Sub-Adviser who are responsible for Sub-Adviser’s compliance with Rule 206(4)-5.
6. EXPENSES
During the term of this Agreement, the Sub-Adviser will pay all of its own expenses incurred in connection with its activities under this Agreement. All brokerage and custodial expenses relating to the operation of the Fund shall be borne by the Trust.
7. COMPENSATION
In payment for the investment sub-advisory services to be rendered by the Sub Adviser in respect of the Fund, the Adviser shall pay to the Sub-Adviser a fee, determined as described on Exhibit A, attached hereto and made a part hereof.
8. DURATION AND TERMINATION OF AGREEMENT
This Agreement shall not become effective unless and until it is approved by the Board of Trustees of the Trust, including a majority of the members who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval.
This Agreement shall continue in effect for a period more than two years from the date of this Agreement, only so long as such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund, or by a vote of the majority of the Trust’s Board of Trustees, and further provided that such continuance is also approved annually by a vote of the majority of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ prior written notice, or (ii) by either party hereto upon sixty (60) days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Advisory Agreement between the Trust and the Adviser or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.
9. NON-ASSIGNABILITY
This Agreement may not be assigned by either party without the written consent of the other party. For purposes of this Agreement, the term “assignment” shall have the meaning given it by Section 202(a) (1) of the

Investment Advisers Act and the rules thereunder. The Sub-Adviser shall promptly notify the Adviser of any material change in the Sub-Adviser’s organizational structure.
10. LIABILITY
Neither the Sub-Adviser nor any of its directors, officers or employees shall be liable to the Adviser, Trust or the Fund for any loss suffered by the Adviser, Trust or the Fund resulting from the Sub-Adviser’s, any of its directors’, officers’ or employees’ acts or omissions as Sub-Adviser to the Fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Sub-Adviser or any of its directors, officers or employees. Notwithstanding the foregoing, if there is a higher standard of care imposed by applicable law or this Agreement, such standard will apply under this Agreement. In no event shall either party or its affiliates be liable hereunder for any indirect, incidental, consequential, special, speculative or punitive losses, damages, costs or expenses of any kind, including loss of opportunity, loss of anticipated profits or savings and loss of goodwill or reputation.
11. OTHER CLIENTS OF SUB-ADVISER
The Adviser understands that the Sub-Adviser now acts, or may act in the future, as investment adviser to other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, with respect to the Fund, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.
12. OTHER BUSINESS ACTIVITIES OF SUB-ADVISER
Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.
13. REPRESENTATIONS
Each party hereby represents and warrants that:
(a)	It is registered as an investment adviser under the Investment Advisers Act and that such registration is currently effective and will remain effective throughout the term of this Agreement.
(b)	It has all requisite authority to enter into and execute this Agreement.
(c)	Its performance of its obligations under this Agreement does not conflict with any law, regulation or order to which it is subject.
14. AMENDMENTS TO THE AGREEMENT
This Agreement may be amended by and instrument in writing signed by both parties and only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Fund vote to approve the amendment.

15. PROVISION OF CERTAIN INFORMATION BY SUB-ADVISER
To the extent permitted by applicable law, the Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:
(a)	the Sub-Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;
(b)	the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund;
(c)	any change in actual control or management of the Sub-Adviser or any change in the Fund managers of the Fund;
(d)	the occurrence of any financial condition that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.
16. STANDARD OF CARE
The Sub-Adviser will perform its duties hereunder with the care, skill, and diligence under the circumstances then prevailing for a fiduciary under this Agreement. The Sub-Adviser acknowledges that it will be acting as a fiduciary for Adviser in the performance of its duties hereunder. The Sub-Adviser shall at no time have custody or physical control of any assets of the Fund.
The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to other fiduciary accounts for which it has investment responsibility.
17. GOVERNING LAW
The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the state of Minnesota, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the state of Minnesota, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.
18. ENTIRE AGREEMENT
This Agreement constitutes the entire agreement of the parties with respect to management of the Fund and it supersedes and replaces any pre-existing agreement between the parties.
19. ATTORNEYS’ FEES
In the event of any litigation between the parties with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded by the court, its reasonable attorneys’ fees and other costs of preparing for and participating in the litigation.
20. CAPTIONS
The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

21. SEVERABILITY
Each provision of this Agreement is intended to be severable from the others so that if any provision or term is found to be invalid or illegal for any reason whatsoever, such invalidity or illegality shall not affect the validity or legality of the remaining provisions and terms hereof.
22. CONTACT INFORMATION
Each party agrees to provide to the other, and update as necessary, all specific contact information regarding individual’s names, phone numbers, facsimile numbers, e-mail addresses, and similar information for all back-up personnel, and for all personnel who have any individual responsibility for the operation of the Fund.
23. NOTICES
Any notice under this Agreement shall be in writing delivered or mailed to the addresses listed below in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt or through electronic means (excluding facsimile). The Adviser may revoke this consent and request any such documents or materials to be mailed, in lieu of electronic delivery, at any time upon reasonable notice to the Sub-Adviser. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.
The Trust at:
Securian Funds Trust
c/o Advantus Capital Management, Inc.
400 Robert Street North
St. Paul, Minnesota 55101-2098
Attn: President
The Adviser at:
Advantus Capital Management, Inc.
400 Robert Street North
Mail Station 15-3175
St. Paul, Minnesota 55101-2098
Attn: Chief Legal Officer
The Sub Adviser at:
Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
Attn: Legal and Compliance
24. CONFIDENTIALITY
(a)	All information of or pertaining to the Trust, the Fund, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Sub-Adviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Fund’s holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

(b)	Sub-Adviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless such information has been made public other than in breach of this agreement or as otherwise permitted hereunder and Sub-Adviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.
(c)	The Sub-Adviser agrees to treat the Fund’s holdings as confidential information in accordance with the Trust’s “Policies and Procedures Regarding Disclosure of Fund Holdings” as such Policy may be amended from time to time and provided to the Sub-Adviser, and to prohibit its employees from disclosing or trading while in possession of any such confidential information.
(d)	If Sub-Adviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Sub-Adviser may disclose such Confidential Information to the extent legally required; provided, however, that Sub-Adviser shall (i) first notify the Trust of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Trust’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Sub-Adviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis nor shall Sub-Adviser have any obligation to delay or withhold disclosure of Confidential Information, if such delay or withholding could subject Sub-Adviser to civil or criminal sanctions, penalties or enforcement.
25. COMPLIANCE
Upon execution of this Agreement, the Sub-Adviser shall provide the Adviser with the Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, and to the extent permitted under applicable law, as soon as practicable the Sub-Adviser shall submit to the Adviser: (i) any material changes to the Compliance Policies that relate to the services provided by the Sub-Adviser to the Fund, (ii) notification of the results of a regulatory examination of the Sub-Adviser by any relevant regulatory authority related to the Fund or sub-advisory services provided to the Fund, and a summary describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) summary of any formal review of the Sub-Adviser’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by the Sub-Adviser to the Fund and Trust including, but not limited to, any material violation of the Compliance Policies. Throughout the term of this Agreement, the Sub-Adviser shall provide the Adviser with any certifications, information and access to personnel and resources (that will permit testing and oversight of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Fund and Trust to comply with Rule 38a-1 under the Investment Company Act. The Sub-Adviser also agrees to provide such other information relating to the Sub-Adviser’s compliance program as may be reasonably requested by the Fund, the Trust, the Trust and Fund’s Chief Compliance Officer, or his or her authorized representative.
26. USE OF NAME
(a)	The Sub-Adviser agrees not to use the names or any derivatives of the names Securian Funds Trust, Advantus Capital Management, Inc. or the names of any such entities’ affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name.
(b)	The Adviser and its affiliates may use the name “Wellington,” “Wellington Management Company LLP” and any derivative thereof or any logo associated with that name (the “Sub-Adviser Names”) in the Trust’s prospectus, SAI and Registration Statement or other filings, forms or reports required under applicable state or federal securities or other laws for so long as Sub-Adviser is a Sub-Adviser to the Trust and/or a Fund, provided, however, that the Adviser may continue to use the name of the Sub-Adviser in its Registration Statement and other documents to the extent reasonably deemed necessary by the Adviser to comply with disclosure obligations under applicable law and regulation. Neither the Adviser nor its affiliates shall use the Sub-Adviser Names in promotional or sales related materials prepared by or on behalf of the Adviser or the Trust without prior review and approval of the Sub-Adviser of the form of material, which approval may not be unreasonably withheld.
27. QUALIFICATION IN FOREIGN JURISDICTIONS
Except as otherwise specified in the Investment Guidelines, Sub-Adviser will provide investment management services for the Accounts without regard to any tax consequences that may result from any action taken or omitted by Sub-Adviser on behalf of the Accounts. Neither Sub-Adviser nor any of its affiliates provide tax advice in connection with investment of the Accounts’ assets. Upon request, the Sub-Adviser will provide factual assistance to the Adviser and Custodian on tax reclaims and other matters relating to holding foreign securities.
28. NO GUARANTEE AS TO INVESTMENT PERFORMANCE
The Adviser and Sub-Adviser understand that the value of investments made for the Fund may go up as well as down and is not guaranteed, and that investment decisions will not always be profitable. Neither the Adviser nor the Sub-Adviser has made or is making any guarantees, including any guarantee as to any specific level of performance of the Fund or the performance of the Fund relative to any standard or index, including other clients of the Sub-Adviser. The Adviser and Sub-Adviser acknowledge that the Fund is designed for the described investment objective and is not intended as a complete investment program and also understand that investment decisions made on behalf of the Fund by Sub-Adviser are subject to various market and business risks.
29. COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument, binding upon all parties to this Agreement, notwithstanding that all parties may not have executed the same counterpart.
PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.
ADVANTUS CAPITAL MANAGEMENT, INC. (ADVISER)		WELLINGTON MANAGEMENT COMPANY LLP (SUB-ADVISER)
By:	/s/ Gary M. Kleist	By:	/s/ Desmond Havlicek
	Gary M. Kleist, Financial Vice President		Desmond Havlicek, Senior Managing Director
	(printed or typed name and title)		(printed or typed name and title)

By	/s/ Richard E. Krueger	By:
Richard E. Krueger, Vice President
	(printed or typed name and title)		(printed or typed name and title)

EXHIBIT A
SCHEDULE OF FEES
In payment for the investment sub-advisory services to be rendered by the Sub Adviser in respect of the Fund, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset value of the Fund assets as determined as of the close of each business day. The fee shall be payable quarterly by Adviser to Sub-Adviser within 30 days after quarter end upon Adviser’s receipt and approval of a worksheet created by the Sub-Adviser which sets forth the supporting documentation upon which Sub-adviser relied to calculate such fee.
The amount of such annual fee, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:
Assets	Annual Fee
First $100 million USD	0.31% or 31bps
Assets over $100 million	0.28% or 28bps